Exhibit 99.1

Health Net, Inc. 21650 Oxnard Street Woodland Hills, CA 91367 818.676.6000 800.291.6911 www.healthnet.com

Contacts: David Olson

818.676.6978

david.w.olson@healthnet.com

Michael Engelhard

818.676.7620

michael.engelhard@healthnet.com

HEALTH NET REPORTS NET INCOME

OF $77 MILLION, OR $.65 PER DILUTED SHARE

Lower Medical Costs Drive Improved Performance

LOS ANGELES, February 1, 2006 – Health Net, Inc. (NYSE: HNT) today announced 2005 fourth quarter net income per diluted share of $.65 compared with a net loss per diluted share of $.77 in the fourth quarter of 2004.

Health Net reported net income of $76,669,000 in the fourth quarter of 2005 compared to a net loss of $85,629,000 in the fourth quarter of 2004. The fourth quarter of

2004 included the following pretax charges and expenses, which reduced that quarter’s pretax income by an aggregate of $252 million:

•	$169 million for the settlement of provider disputes and related legal costs;

•	$65 million of expenses for reserve strengthening; and

•	$18 million in asset impairment and restructuring charges and other expenses.

Positive developments for the fourth quarter of 2005 included:

•	Pretax margin was 4.3 percent, continuing the sequential improvement that started in the first quarter of 2005, and reflecting the company’s focus on this important measure. Pretax margin for the full year of 2005 was 3.2 percent compared to 0.6 percent for the full year of 2004.

•	Commercial Per Member Per Month (PMPM) yields increased by 9.7 percent in the fourth quarter of 2005 compared to the fourth quarter of 2004. Full year commercial premium yields increased in 2005 by 10.9 percent, up from 8.4 percent recorded for the full year of 2004.

•	Health Net’s Health Plan Medical Care Ratio (MCR) was 82.5 percent, a 1,150 basis point improvement compared to the 94.0 percent reported in the fourth quarter of 2004, and a 90 basis point improvement compared to the 83.4 percent reported in the third quarter of 2005, as inpatient hospital utilization fell in most of the company’s health plans; and

•

The company’s debt-to-total capital ratio was 19.6 percent in the fourth quarter of 2005, a 420 basis point improvement compared to the 23.8 percent reported in the fourth quarter of 2004, and a 110 basis point improvement compared to the 20.7 percent reported in the third quarter of 2005. This is the first time that this ratio has been below 20 percent in more than five years.

“In 2005, Health Net met virtually every target for improved performance we set for ourselves. These fourth quarter results further reinforce the progress we’ve made – including significant progress in improving margins and health care costs alike,” said Jay Gellert, president and chief executive officer of Health Net. “With strong franchises across multiple geographies – in commercial, Medicare, Medicaid, TRICARE and the behavioral health business – we believe we have the diverse business platform in place to deliver continued, improved results.”

Revenues

Health Net’s total revenues increased 2.9 percent in the fourth quarter of 2005 to $2,950,158,000 from $2,867,593,000 in the fourth quarter of 2004. Health plan services premiums were essentially flat at $2,367,057,000 in the fourth quarter of 2005 compared to $2,363,786,000 in the fourth quarter of 2004. In the fourth quarter of 2005, Health Net’s Government contracts revenue rose 14.9 percent from the fourth quarter of 2004, increasing by $72,668,000 to $560,491,000. Government contracts revenue declined by $79,135,000 in the fourth quarter of 2005 compared to the third quarter of 2005. “This sequential decline was due primarily to the seasonality of the TRICARE business,” said Buddy Piszel, executive vice president and chief financial officer of Health Net.

In the fourth quarter of 2005, the overall health plan revenue PMPM, including commercial, Medicare and Medicaid revenue, rose 8.5 percent compared to the same period in 2004. Commercial premium yields climbed 9.7 percent in the fourth quarter of 2005 compared to the fourth quarter of 2004 and by 10.9 percent for the full year 2005 compared to the full year of 2004.

“The premium yields we achieved in the fourth quarter of 2005 were consistent with our expectations as pricing more closely reflected improving health care cost trends,” noted Piszel.

Total health plan enrollment fell by approximately 43,000 members, or 1.3 percent, in the fourth quarter of 2005 compared to the third quarter of 2005. In the same period, Medicare enrollment rose by approximately 2,000 members while Medicaid enrollment decreased by approximately 3,000 members. Commercial enrollment, including both at-risk and Administrative Services Only (ASO) membership, declined by approximately 42,000 members, or 1.7 percent, in the fourth quarter of 2005 compared to the third quarter of 2005.

For the full year 2005, total health plan enrollment declined by approximately 221,000 members, or 6.1 percent. “The rate of decline in our commercial enrollment continues to ease and we are seeing encouraging signs beginning to emerge as product introductions and pricing actions show promise for stability and growth in the second half of 2006,” Piszel said.

Health Care Costs

The health plan MCR improved to 82.5 percent in the fourth quarter of 2005 from 94.0 percent in the fourth quarter of 2004 and improved by 90 basis points compared to the third quarter of 2005. The sequential decrease in the health plan MCR reflects improved inpatient hospital utilization.

Overall PMPM health plan health care costs declined by 4.8 percent in the fourth quarter of 2005 compared to the fourth quarter of 2004. Commercial health care costs PMPM declined by 6.5 percent over the same period. These year-over-year results were impacted by the health care cost-related charges taken in the fourth quarter of 2004.

The Government contracts cost ratio of 95.6 percent in the fourth quarter of 2005 was unchanged from the fourth quarter of 2004 and represented an improvement of 50 basis points compared to the third quarter of 2005. “This margin was consistent with our expectations for the fourth quarter and should continue at approximately this level in 2006,” Piszel noted. The pretax margin remained steady despite revenue fluctuations in 2005.

Medicare

The company is the fifth largest Medicare Advantage contractor in the United States based on enrollment, with approximately 174,000 members in its Medicare Advantage plans at the end of the fourth quarter of 2005. In January 2006, Medicare Advantage added more than 8,500 new members. “We are pleased by the acceleration in our Medicare Advantage enrollment growth,” commented Piszel.

The company began offering the new Part D prescription drug benefit to seniors in 10 states on January 1, 2006. “We are very pleased by the response to our Part D plans and enrollment is ahead of expectations,” said Gellert. “We are proud to have enrolled in excess of 220,000 dual-eligible members to date. Our target was to enroll 30,000 stand-alone Part D members by year-end 2006, and we are ahead of schedule in meeting that goal. Initiating this program was a significant effort and Health Net associates are working diligently to ensure that all Part D members who need their prescriptions receive them.”

Administrative Expenses

In the fourth quarter of 2005, total general, administrative and depreciation expenses increased by $24,409,000 to $270,263,000 compared to expenses of $245,854,000 in the third quarter of 2005 and increased by $24,167,000 compared to $246,096,000 in the fourth quarter of 2004. “The increase in spending during the quarter was due to increased Medicare-related spending and commercial advertising supporting the annual open enrollment period,” commented Piszel.

Health Net’s selling expenses decreased by $2,937,000 to $53,200,000 in the fourth quarter of 2005 compared with $56,137,000 in the same period in 2004, a reflection of the decline in Small Group and Individual enrollment over the same periods. The selling costs ratio was 2.2 percent for the fourth quarter of 2005 compared with 2.4 percent in the same period last year.

Balance Sheet Highlights

Cash and investments as of December 31, 2005 were $2,106,303,000 compared with $2,178,586,000 as of September 30, 2005.

Reserves for claims and other settlements decreased by $17,677,000 to $1,040,171,000 at December 31, 2005 from $1,057,848,000 at September 30, 2005. This includes a $21.3 million reduction for provider settlements paid during the fourth quarter of 2005.

Days claims payable (DCP), excluding provider settlement reserves related to the charge taken in the fourth quarter of 2004 and capitation expenses, increased by 2.4 days for the fourth quarter of 2005 to 63.5 days compared to 61.1 days for the third quarter of 2005. On a reported basis, DCP were 49.4 days for the fourth quarter of 2005 compared to

48.8 days in the third quarter of 2005. A table reconciling the calculation of DCP is included in the notes to the Condensed Consolidated Statements of Operations attached to this release.

“We are very pleased that our reserve position continued to strengthen as we moved through 2005. We believe the increase in days claims payable and favorable development in the roll-forward table both demonstrate that we have a strong reserve posture,” Piszel said.

The company’s debt-to-total capital ratio was 19.6 percent as of December 31, 2005 compared to 20.7 percent as of September 30, 2005.

Interest expense was nearly unchanged in the fourth quarter of 2005 compared with the third quarter of 2005. Compared with the fourth quarter of 2004, interest expense was $2,343,000 higher due to higher market interest rates.

Cash Flow

Operating cash flow was a negative $67,808,000 in the fourth quarter of 2005 compared to positive operating cash flow of $2,597,000 in the fourth quarter of 2004. The company only received two monthly Medicare payments from the Centers for Medicare & Medicaid Services (CMS) in the fourth quarter of 2005. Had the company received three CMS monthly payments in the fourth quarter of 2005, cash flow would have been positive for the quarter on a reported basis. Operating cash flow for the full year 2005 was $191,394,000 compared to a negative $54,912,000 for the full year 2004. The transition to the new TRICARE North contract and higher levels of paid claims throughout the year negatively impacted cash flow in 2004.

Universal Care Acquisition

On January 5, 2006, Health Net announced that it entered into a definitive agreement to acquire Universal Care, Inc.’s health plan assets. Upon closing of this acquisition, Health Net expects to add approximately 75,000 commercial members, 5,000 Medicare Advantage members, and 20,000 Healthy Family members. The acquisition is expected to close in the first half of 2006, subject to customary closing conditions.

Outlook

Health Net believes its earnings per diluted share for the full year 2006 will be between $2.90 and $3.10. The 2006 earnings per diluted share guidance reflects anticipated costs of between $.10 and $.12 per diluted share for expensing stock options.

Conference Call

As previously announced, Health Net will discuss the company’s fourth quarter and year-end 2005 results during a conference call scheduled on Wednesday, February 1, 2006, at approximately 11:00 a.m. Eastern Time. To listen to the call, please dial 800.946.0782, code 8447467. A live webcast and replay of the conference call also will be available at www.healthnet.com. The conference call webcast is open to all interested parties. A replay of the conference call will be available from February 1, 2006 through February 5, 2006, by dialing 888.203.1112, code 8447467. Anyone listening to the company’s conference call will be presumed to have read Health Net’s reports filed from time to time with the Securities and Exchange Commission.

About Health Net

Health Net, Inc. is among the nation’s largest publicly traded managed health care companies. Its mission is to help people be healthy, secure and comfortable. The company’s HMO, POS, insured PPO and government contracts subsidiaries provide health benefits to approximately 6.3 million individuals in 27 states and the District of Columbia through group, individual, Medicare, Medicaid and TRICARE and Veterans Affairs programs. Health Net’s behavioral health subsidiary, MHN, provides mental health benefits to approximately 7.3 million individuals in all 50 states. The company’s subsidiaries also offer managed health care products related to prescription drugs, and offer managed health care product coordination for multi-region employers and administrative services for medical groups and self-funded benefits programs.

For more information on Health Net, Inc., please visit the company’s Web site at www.healthnet.com.

Cautionary Statements

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, that involve a number of risks and uncertainties. All statements, other than statements of historical information provided herein, may be deemed to be forward-looking statements. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to uncertainty and changes in circumstances. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially due to, among other things, rising health care costs, negative prior period claims reserve developments, trends in medical care ratios, issues relating to provider contracts, litigation costs, operational issues, health care reform and general business conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within the company’s most recent Annual Report on Form 10-K filed with the SEC and the risks discussed in the company’s other periodic filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this release.

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[Six pages of tables follow]

Health Net, Inc.

Condensed Consolidated Statements of Operations

(Amounts in thousands, except per share and ratio data)

	Fourth Quarter Ended December 31, 2004	First Quarter Ended March 31, 2005	Second Quarter Ended June 30, 2005	Third Quarter Ended September 30, 2005	Fourth Quarter Ended December 31, 2005
REVENUES:
Health plan services premiums	$2,363,786	$2,397,689	$2,390,679	$2,398,100	$2,367,057
Government contracts	487,823	496,710	610,656	639,626	560,491
Net investment income	14,378	15,763	17,213	19,536	20,239
Other income	1,606	1,583	1,309	1,511	2,371

Total revenues	2,867,593	2,911,745	3,019,857	3,058,773	2,950,158

EXPENSES:
Health plan services	2,221,404 (a)	2,036,873	2,023,174	2,000,661	1,952,309
Government contracts	466,138	479,974	580,685	614,794	535,800
General and administrative	235,564 (a)	215,227	233,723	241,847	266,043
Selling	56,137	57,273	56,082	55,000	53,200
Depreciation	10,532	11,556	10,467	4,007	4,220
Amortization	861	861	861	861	861
Interest	9,347	10,609	10,543	11,789	11,690

	2,999,983	2,812,373	2,915,535	2,928,959	2,824,123
Litigation, asset impairments and restructuring charges	10,319 (b)	67,042 (d)	16,237 (f)	—	—
Loss on sale of businesses	305 (c)	—	—	—	—

Total expenses	3,010,607	2,879,415	2,931,772	2,928,959	2,824,123

(Loss) income from continuing operations before income taxes	(143,014)	32,330	88,085	129,814	126,035
Income tax (benefit) provision	(57,385)	10,982 (e)	34,522	51,609	49,366

Net (loss) income	$(85,629)	21,348	53,563	78,205	76,669

Basic (loss) earnings per share	$(0.77)	$0.19	$0.48	$0.69	$0.67

Diluted (loss) earnings per share	$(0.77)	$0.19	$0.47	$0.67	$0.65

Weighted average shares outstanding:
Basic	110,844	111,544	112,451	113,371	114,276
Diluted	110,844	113,235	114,851	116,543	117,902

Pretax margin	N/A	1.1%	2.9%	4.2%	4.3%
Health plan services MCR	94.0%	85.0%	84.6%	83.4%	82.5%
Government contracts cost ratio	95.6%	96.6%	95.1%	96.1%	95.6%
Administrative ratio ((G&A+Dep) / (HP serv rev + Other income))	10.4%	9.5%	10.2%	10.2%	11.4%
Selling costs ratio (Selling costs / HP serv rev)	2.4%	2.4%	2.3%	2.3%	2.2%
Days claims payable (g)	44.7	51.4	49.9	48.8	49.4
Days claims payable (excluding capitation and provider settlements) (g)	59.2	59.9	60.3	61.1	63.5
Effective tax rate	40.13%	33.97%	39.19%	39.76%	39.17%
Health plan services premiums PMPM	$222.30	$231.84	$235.03	$240.10	$241.13
Health plan services costs PMPM	$208.91	$196.96	$198.90	$200.31	$198.88

Health Net, Inc.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except ratio data)

	December 31, 2004	March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005
ASSETS
Current Assets
Cash and cash equivalents	$722,102	$765,842	$939,057	$1,027,848	$742,485
Investments - available for sale	1,060,000	1,129,760	1,060,936	1,150,738	1,363,818
Premiums receivable, net	118,521	124,041	119,776	127,020	132,019
Amounts receivable under government contracts	129,483	134,447	139,540	122,295	122,796
Incurred but not reported (IBNR) health care costs receivable under TRICARE North contract	173,951	216,740	184,214	263,329	265,517
Other receivables	92,435	82,401	89,437	85,873	79,572
Deferred taxes	98,659	106,150	100,277	110,445	93,899
Other assets	97,163	112,044	118,904	107,618	111,512

Total current assets	2,492,314	2,671,425	2,752,141	2,995,166	2,911,618
Property and equipment, net	184,643	183,176	103,314	112,218	125,773
Goodwill, net	723,595	723,595	723,595	723,595	723,595
Other intangible assets, net	21,855	20,993	20,132	19,271	18,409
Deferred taxes	23,737	24,917	26,941	29,527	31,060
Other noncurrent assets	207,050	163,732	148,647	143,555	130,267

Total Assets	$3,653,194	$3,787,838	$3,774,770	$4,023,332	$3,940,722

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Reserves for claims and other settlements	$1,169,297	$1,155,291	$1,065,465	$1,057,848	$1,040,171
Health care and other costs payable under government contracts	119,219	128,570	131,909	62,778	62,536
IBNR health care costs payable under TRICARE North contract	173,951	216,740	184,214	263,329	265,517
Unearned premiums	139,766	115,859	97,038	218,527	106,586
Accounts payable and other liabilities	258,923	348,068	385,995	404,362	364,266

Total current liabilities	1,861,156	1,964,528	1,864,621	2,006,844	1,839,076
Senior notes payable	397,760	388,981	400,659	391,106	387,954
Other noncurrent liabilities	121,398	126,471	116,824	123,376	124,617

Total Liabilities	2,380,314	2,479,980	2,382,104	2,521,326	2,351,647

Stockholders’ Equity
Common stock and additional paid-in capital	811,426	834,412	857,513	894,984	906,926
Restricted common stock	7,188	7,859	7,505	7,164	6,883
Unearned compensation	(4,110)	(4,095)	(3,423)	(2,748)	(2,137)
Treasury common stock, at cost	(632,926)	(632,926)	(632,926)	(633,153)	(633,375)
Retained earnings	1,094,380	1,115,728	1,169,291	1,247,496	1,324,165
Accumulated other comprehensive loss	(3,078)	(13,120)	(5,294)	(11,737)	(13,387)

Total Stockholders’ Equity	1,272,880	1,307,858	1,392,666	1,502,006	1,589,075

Total Liabilities and Stockholders’ Equity	$3,653,194	$3,787,838	$3,774,770	$4,023,332	$3,940,722

Debt-to-Total Capital Ratio	23.8%	22.9%	22.3%	20.7%	19.6%

Health Net, Inc.

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

	Fourth Quarter Ended December 31, 2004	First Quarter Ended March 31, 2005	Second Quarter Ended June 30, 2005	Third Quarter Ended September 30, 2005	Fourth Quarter Ended December 31, 2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(85,629)	$21,348	$53,563	$78,205	$76,669
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Amortization and depreciation	11,393	12,417	11,328	4,868	5,081
Loss on sale of businesses	305	—	—	—	—
Asset impairments	5,916	—	—	—	—
Other changes	2,803	3,189	3,100	3,229	3,032
Changes in assets and liabilities, net of the effects of dispositions:
Premiums receivable and unearned premiums	60,614	(29,427)	(14,556)	114,245	(116,940)
Other receivables, deferred taxes and other assets	(96,872)	(6,685)	(14,336)	4,901	18,476
Amounts receivable/payable under government contracts	(75,423)	4,387	(1,754)	(51,886)	(743)
Reserves for claims and other settlements	179,057	(14,006)	(89,826)	(7,617)	(17,677)
Accounts payable and other liabilities	433	103,928	41,761	28,826	(35,706)

Net cash provided by (used in) operating activities	2,597	95,151	(10,720)	174,771	(67,808)

CASH FLOWS FROM INVESTING ACTIVITIES:
Sales of investments	12,751	23,090	184,483	13,283	179,102
Maturities of investments	47,171	13,777	38,653	20,215	41,037
Purchases of investments	(4,846)	(125,650)	(143,776)	(126,917)	(437,250)
Proceeds from sale of property and equipment	195	33	79,395	417	—
Purchases of property and equipment	(13,065)	(10,425)	(7,441)	(13,242)	(17,738)
Cash received from the sale of businesses	486	1,949	—	—	—
Sales and purchases of restricted investments and other	48,697	29,246	13,460	(8,840)	9,093

Net cash provided by (used in) investing activities	91,389	(67,980)	164,774	(115,084)	(225,756)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options and employee stock purchases	5,213	16,569	19,161	29,331	8,423
Repurchases of common stock	—	—	—	(227)	(222)

Net cash provided by financing activities	5,213	16,569	19,161	29,104	8,201

Net increase (decrease) in cash and cash equivalents	99,199	43,740	173,215	88,791	(285,363)

Cash and cash equivalents, beginning of period	622,903	722,102	765,842	939,057	1,027,848

Cash and cash equivalents, end of period	$722,102	$765,842	$939,057	$1,027,848	$742,485

Health Net, Inc.

Notes to Condensed Consolidated Statements of Operations

Notes:

(a)	Health plan services expense reflects a pretax charge of $158 million for estimated costs to settle provider disputes and general and administrative expense reflects a pretax charge of $11 million for related legal costs.

(b)	Pretax $10.3 million charge for asset impairments and restructuring charges include the following:

$5.9 million asset impairment charge taken on certain investments and fixed assets

$2.7 million for severance and related benefit costs related to our workforce reduction announced in May 2004

$1.7 million for lease termination costs

(c)	Pretax $0.3 million additional loss on the sale of Denticare and Vision subsidiaries.

(d)	Pretax $67.0 million charge for litigation settlement and restructuring charges included the following:

$65.6 million related to settlement of the MDL physician-class lawsuit

$1.4 million for severance and related benefit costs related to our workforce reduction announced in May 2004

(e)	Includes $2.2 million of income tax benefit related to the sale of a small subsidiary.

(f)	Pretax $15.9 million charge representing total estimated legal defense costs associated with the AmCareco case, and $0.3 million for severance and related benefit costs related to our workforce reduction announced in May 2004

(g)

Calculation of Days Claims Payable (Excluding Capitation and Provider Settlements)

		Q4 2004	Q1 2005	Q2 2005	Q3 2005	Q4 2005
		(Dollars in thousands)
	Reserve for Claims and Other Settlements	$1,169,297	$1,155,291	$1,065,465	$1,057,848	$1,040,171
	Less: Capitation Payable and Provider Settlements	(203,753)	(169,733)	(132,795)	(105,154)	(95,422)

	Adjusted Reserve for Claims and Other Settlements	$965,544	$985,558	$932,670	$952,694	$944,749

(1)	Average Reserve for Claims and Other Settlements	$1,079,769	$1,162,294	$1,110,378	$1,061,657	$1,049,010

(2)	Average Adjusted Reserve for Claims and Other Settlements	$941,408	$975,551	$959,114	$942,682	$948,722

(3)	Health Plan Services Cost	2,221,404	2,036,873	2,023,174	2,000,661	1,952,309
	Less: Capitation Expense and Provider Settlements	(757,496)	(571,593)	(576,367)	(580,791)	(578,504)

(4)	Adjusted Health Plan Services Cost	$1,463,908	$1,465,280	$1,446,807	$1,419,870	$1,373,805

(5)	Number of Days in Period	92	90	91	92	92

= (1) / (3) * (5) Days Claims Payable		44.7	51.4	49.9	48.8	49.4
= (2) / (4) * (5) Days Claims Payable (Excl. Capitation & Provider Settlements)		59.2	59.9	60.3	61.1	63.5

HEALTH NET, INC.

Medical Covered Lives at December 31, 2005

(in Thousands)

	Commercial - Large Group*			Commercial - Small Group & Individual			Commercial Risk Subtotal			ASO			Commercial Subtotal
	12/05	09/05	12/04	12/05	09/05	12/04	12/05	09/05	12/04	12/05	09/05	12/04	12/05	09/05	12/04
Arizona	69	69	74	48	50	55	117	119	129	—	—	—	117	119	129
California	1,083	1,088	1,101	373	391	459	1,457	1,478	1,560	7	7	3	1,464	1,485	1,564
Connecticut	176	177	192	30	32	41	207	209	233	69	69	51	276	278	284
New Jersey	53	61	98	74	83	111	127	145	210	20	18	18	147	163	228
New York	116	116	144	102	103	108	218	218	252	20	20	7	238	239	259
Oregon	102	102	105	37	36	33	138	138	138	—	—	1	138	138	139

Total	1,599	1,612	1,714	664	695	808	2,264	2,307	2,523	116	115	81	2,380	2,422	2,603

Year over Year		(7)%			(18)%			(10)%			44%			(9)%
Sequential		(1)%			(4)%			(2)%			1%			(2)%

	Medicare Risk			Medicaid			Health Plan Total
	12/05	09/05	12/04	12/05	09/05	12/04	12/05	09/05	12/04
Arizona	31	31	35	—	—	—	148	149	164
California	93	94	95	698	703	696	2,255	2,282	2,355
Connecticut	27	26	27	88	90	94	391	394	405
New Jersey	—	—	—	44	40	42	191	203	270
New York	7	6	6	—	—	—	244	245	265
Oregon	16	15	9	—	—	—	155	154	148

Total	174	172	171	830	833	831	3,384	3,427	3,605

Year over Year		2%			(0)%			(6)%
Sequential		1%			(0)%			(1)%

	12/05	09/05	12/04
TRICARE **	2,962	2,962	2,929

*	Commercial Large Group includes Medicare Supplement
**	Includes Tricare eligible for which we have health care risk, and those for which we provide Administrative Services Only (ASO), primarily active duty

Health Net, Inc.

Reconciliation of Reserves for Claims and Other Settlements

(In thousands)

	Health Plan Services
	Year 2005	Year 2004	Year 2003
Reserve for claims (a), beginning of period	$794,614	$777,059	$787,317

Divested health plans (b)	—	—	(5,119)

Incurred claims related to:
Current Year	5,130,415	5,048,289	4,487,698
Prior Years (d)	(114,540)	8,769	(33,812)

Total Incurred (c )	5,015,875	5,057,058	4,453,886

Paid claims related to:
Current Year	4,401,247	4,286,929	3,738,599
Prior Years	640,505	752,574	720,426

Total Paid (c )	5,041,752	5,039,503	4,459,025

Reserve for claims (a), end of period	768,737	794,614	777,059
Add:
Claims Payable	177,233	288,331	167,361
Other (e)	94,201	86,352	80,130

Reserves for claims and other settlements, end of period	$1,040,171	$1,169,297	$1,024,550

(a)	Consists of incurred but not reported claims and received but unprocessed claims and reserves for loss adjustment expenses.
(b)	Adjustment for 2003 consists primarily of reductions in reserves for claims resulting from the sales of our dental and vision plans.
(c)	Includes medical claims only. Capitation, pharmacy and other payments including provider settlements are not included.
(d)	Our liabilities are estimated within a confidence level required under actuarial standards of practice. As such, a change in “incurred claims related to prior years” will be offset by maintaining a consistent level of confidence within the estimate of “incurred claims related to current years.” Therefore, a change, which is offset in this manner, would not indicate that health care services were lower than previously estimated.
(e)	Includes accrued capitation, shared risk settlements, provider incentives and other reserve items.